EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 28, 2003 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of Parker Hannifin Corporation, which is incorporated by reference in Parker Hannifin’s Annual Report on Form 10-K for the year ended June 30, 2003. We also consent to the incorporation by reference of our report dated July 28, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

     PricewaterhouseCoopers LLP

Cleveland, OH

July 29, 2004